Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of American Tower Corporation on Form S-3 of our report dated February 24, 2003 (except for the last paragraph of note 1, the last four paragraphs of note 2 and the last paragraph of note 19 as to which the date is July 25, 2003), which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of (1) Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets;” and (2) Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” appearing in the Current Report on Form 8-K of American Tower Corporation for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 29, 2003